CERTIFICATE OF INCORPORATION
OF
VECAST INC.

FIRST: The name of the Corporation is Vecast Inc.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred million (100000000). All such shares are to be with par value of 0.0001 and are to be of one class.

FIFTH: The name and address of the incorporator are as follows:

Nicole Saunders
Suite 606
1220 N. Market St.
Wilmington, DE 19801

SIXTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

Nicole Saunders

Nicole Saunders
INCORPORATOR

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:00 AM 04/11/2003
FILED 09:00 AM 04/11/2003
SRV 030242108 - 3647323 FILE

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:02 PM 05/06/2003
FILED 06:09 PM 05/06/2003
SRV 030294458 - 3647323 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

VECAST INC.

Vecast Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

RESOVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that the Certificate of Incorporation be amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Vecast Inc. (the "Corporation").

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Delaware Corporations Code.

ARTICLE III

A. <u>Classes of Stock</u>. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Two Million Four Hundred Thousand (102,400,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Two Million Four Hundred Thousand (2,400,000) with a par value of $0.0001 per share, all of which are hereby designated "Series A Preferred Stock" or "Preferred Stock." The total number of shares of Common Stock this Corporation shall have authority to issue is One Hundred Million (100,000,000) with a par value of $0.0001 per share.

B. <u>The Preferred Stock</u>. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

1. <u>Liquidation Preference</u>.

a. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership thereof, $0.50 per share (the "Series A Issue Price"). After payment to the holders of the Preferred Stock of the amounts set forth herein, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the holders of Series A Preferred Stock on an as converted basis then actually outstanding.

b. Insufficient Assets. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series A Preferred Stocks then outstanding of all amounts distributable to them as described above in Section B.1.a, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series A Preferred Stocks in proportion to the full preferential amount each such holder is otherwise entitled to receive.

c. Definitions. For purposes of this Section B.1, a liquidation, dissolution or winding up of the affairs of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of more than fifty (50%) percent of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

2. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. Conversion Rates. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be determined with respect to the Series A Preferred Stock by dividing the Series A Issue Price by the Series A Conversion Price for the Series A Preferred Stock in effect at the time that such certificate is surrendered for conversion.

b. Conversion Price. The Series A Conversion Price per share for shares of Series A Preferred Stock shall initially be the Series A Issue Price, subject to adjustment as hereinafter provided (the "Series A Conversion Price").

c. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of not less than $5.00 (as adjusted for stock splits, reverse stock splits and the like affected after date on which the first share of Series A Preferred Stock is issued (the "Original Issue Date")) and an aggregate offering price of not less than $20,000,000 (the "Qualifying IPO"). In the event of such an offering, the person(s) entitled to receive the

Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such underwritten public offering. Each share of Series A Preferred Stock shall also automatically be converted into shares of Common Stock at the then applicable conversion rate upon the vote of the holders of more than 66-2/3% of the outstanding shares of the Preferred Stock.

d. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred Stocks. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate of certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series A Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to such closing.

e. Notices of Record Date. In the event that the Company shall propose at any time: (i) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other Company, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

Then, in connection with each such event, the Company shall send to the holders of Series A Preferred Stock: (a) at least twenty (20) days prior written notice of the date on which a record shall be taken for such subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above; and (b) in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

f. Issue Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

g. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

h. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

i. Notices. Any notice required by the provisions of this Section B.2 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

3. Voting Rights. Except as otherwise provided herein or as required by law, the Preferred Stock will be voted equally with the shares of the Common Stock and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the respective number of shares of Common Stock into which such shares of Preferred Stock could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4. Redemption. The Preferred Stock shall not be redeemable hereunder.

ARTICLE IV

A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article IV, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Articles IV in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE V

1. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by George Wu and Lily Kuo this 6th day of May A.D. 2003.

George Wu, President

Lily Kuo, Secretary